Exhibit 15.8

CONSENT

We hereby consent to the reference to our valuation of the estimated discount rate for the Company’s restricted holdings in Gamida Cell Ltd., as of December 31, 2018 appearing in this Annual Report on Form 20-F of Elbit Imaging Ltd., and to the incorporation by reference of this Annual Report in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) of Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Pulvernis Bareket Ben-Yehuda Ltd.

Pulvernis Bareket Ben-Yehuda Ltd.

Formerly Known as De- Kalo Ben-Yehuda

March 25, 2019